FOR IMMEDIATE RELEASE

Nitches, Inc. announces first quarter fiscal 2007 results: Net sales increase 141%, per share earnings approximately double

SAN DIEGO, California, January 22, 2007 – Nitches, Inc. (NASDAQ-NICH) announced today its results for the three months ended November 30, 2006. Highlights included:

  Earnings per basic share of $.27 versus year ago $.14 per share
  Net Sales increased 141% to $35.4 million
  Order backlog up 50% to $35.1 million

     Consolidated net sales for the first quarter of fiscal 2007 increased 141% to $35.4 million versus $14.7 million for the first quarter of 2006. The increase was attributed to both acquisitions and organic growth. Current period sales included full period results for Designer Intimates, which was acquired in October 2005 and included for only 37 days in the prior period, and the home décor product line acquired in July 2006.

     The Company earned consolidated net income of $1,309,000 for the first quarter of fiscal 2007 versus $520,000 in the prior year. First quarter earnings per basic share were $.27 versus income of $.14 per share for the first quarter of fiscal 2006. Fully diluted earnings per share were $.26 in the current period versus $.14 in the prior quarter.

	Three Months Ended
	November 30,
	2006	2005	Change
Net sales	$35,421,000	$14,715,000	$20,706,000
Net income	1,309,000	520,000	789,000
Earnings per weighted average share
Basic	$0.27	$0.14	$0.13
Diluted	$0.26	$0.14	$0.12
Weighted average shares outstanding
Basic	4,904,056	3,739,002	1,165,054
Diluted	4,976,808	3,739,002	1,237,806

     At November 30, 2006, the Company had unfilled customer orders of $35.1 million compared to $23.4 million at the same time last year, with such orders generally scheduled for delivery by May 2007 and May 2006, respectively. The increase of $11.7 million is due primarily to the acquisitions of Designer Intimates in October 2005 and the home décor product line in July 2006. However, the increase also includes organic sales growth in the Company’s women’s sleepwear and men’s sportswear product lines. The amount of unfilled orders at any given time is affected by a number of factors, including the timing of the receipt and processing of customer orders and the scheduling of the manufacture and shipping of the product, which may be dependent on customer requirements.

10280 Camino Santa Fe • San Diego, California 92121 • www.nitches.com • Fax: 858.625.0746

     Backlog amounts include both confirmed orders and unconfirmed orders that the Company believes, based on industry practice and past experience, will be confirmed. While cancellations, rejections and returns have generally not been material in the past, there can be no assurance that such action by customers will not reduce the amount of sales realized from the backlog of orders at November 30, 2006.

     Nitches women’s product lines include sleepwear and loungewear by Body Drama®, women’s western wear and outerwear by Adobe Rose®, Saguaro® and Southwest Canyon®. The Company’s menswear offerings include Nat Nast® swimwear and graphic t-shirts, Dockers® swimwear and graphic t-shirts, Newport Blue® casual lifestyle clothing, The Skins Game golf apparel ®,and ZOIC® performance cycling apparel. The Company’s Designer Intimates subsidiary markets sleepwear, robes, loungewear, and daywear under the following brands: Gossard®, Derek Rose®, Princesse tam tam®, Crabtree & Evelyn®, Anne Lewin®, Dockers® and Claire Murray®. The Company also distributes candles and home accessories under the Bill Blass® Home Décor brand. The Company’s products are sold to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains. The Company also develops and manufactures private label products for many leading retailers and multi-channel marketers.

     Nitches, Inc. has been designing and marketing quality apparel for niche markets since 1971. The Company is headquartered in San Diego, California with offices in Los Angeles, New York City, Atlanta, Hong Kong and Istanbul. The Company’s shares are traded on the NASDAQ Capital Market under the symbol NICH. Visit our web site at http://www.nitches.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

Contact:	Steve Wyandt
	Web:	http:// www.nitches.com
	E-mail:	ir@nitches.com
	Phone:	(858) 625-2633 (Option # 1: Corporate)

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